                                                                    EXHIBIT 11.1


                 GT INTERACTIVE SOFTWARE CORP. AND SUBSIDIARIES
                   COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                      (in thousands, except per share data)

                                                                    FOR THE YEAR
                                                                       ENDED
                                                                    DECEMBER 31,
                                                                       1995
                                                                    -----------
Pro forma net income                                                 $18,628
                                                                     =======

Pro forma weighted average shares outstanding:
    Actual                                                            59,305
    Dilutive impact of shares issued during the period and treated
    as being outstanding throughout the periods presented              1,777
                                                                     -------
                                                                      61,082
                                                                     -------

Pro forma net income per share                                       $  0.30
                                                                     =======